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                                                                    Exhibit 99.1

                       CONSENT OF WELLS FARGO VAN KASPER


This consent relates to our opinion dated July 13, 2001, relating to the fairness of the merger consideration, from a financial point of view, to the stockholders of Endorex Corporation, which is to be paid by Endorex Corporation pursuant to the agreement and plan of merger and reorganization by and among Endorex Corporation, Roadrunner Acquisition, Inc. and Corporate Technology Development, Inc. dated as of July 31, 2001. We hereby consent to the references to our opinion within, and the inclusion of our opinion as Appendix III to, the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (the "Registration Statement") of Endorex Corporation relating to the registration of 9,641,434 shares of its common stock and the warrants to acquire 207,100 shares of its common stock.

By giving Endorex Corporation our opinion or by giving this consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert": as used in the United States securities laws, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are in the category of persons whose consent is required.

September 28, 2001
San Francisco, California


                                       /s/ Wells Fargo Van Kasper
                                       ----------------------------
                                       WELLS FARGO VAN KASPER